                                  Appendix III

                    ALLIANZ GLOBAL INVESTORS OF AMERICA L.P.

                      Insider Trading Policy and Procedures

Section I.  Policy Statement on Insider Trading

A.   Policy Statement on Insider Trading

Allianz Global Investors of America L.P. ("the Company") and its division or its subsidiaries, including, Pacific Investment Management Company LLC, Allianz Hedge Fund Partners L.P., Allianz Private Client Services LLC, Allianz Private Equity Partners LLC, Cadence Capital Management LLC, Nicholas-Applegate Capital Management LLC, NFJ Investment Group L.P., OCC Distributors LLC, OpCap Advisors LLC, Oppenheimer Capital LLC, PA Fund Management LLC, PA Managed Accounts LLC, PA Retail Holdings LLC, PA CD Distributors LLC, PEA Capital LLC, ADAM Capital Management LLC and Alpha Vision Capital Management LLC (collectively, the Company or AGI Advisers) forbid any of their officers, directors or employees from trading, either personally or on behalf of others (such as, mutual funds and private accounts managed by an AGI Advisor), on the basis of material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as "insider trading". This is a group wide policy.

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the situation when a person trades while aware of material non-public information or communicates material non-public information to others in breach of a duty of trust or confidence.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

     (1) trading by an insider, while aware of material, non-public information; or

     (2) trading by a non-insider, while aware of material, non-public information, where the information was disclosed to the non-insider in violation of an insider's duty to keep it confidential; or

     (3) communicating material, non-public information to others in breach of a duty of trust or confidence.

This policy applies to every such officer, director and employee and extends to activities within and outside their duties at the Company. Every officer, director and employee must read and retain this policy statement. Any questions regarding this policy statement and the related procedures set forth herein should be referred to your local compliance officer.

The remainder of this memorandum discusses in detail the elements of insider trading, the penalties for such unlawful conduct and the procedures adopted by the Company to implement its policy against insider trading.

1.   To Whom Does This Policy Apply?

This Policy applies to all employees, officers and directors (direct or indirect) of the Company ("Covered Persons"), as well as to any transactions in any securities participated in by family members, trusts or corporations controlled by such persons. In particular, this Policy applies to securities transactions by:

     .    the Covered Person's spouse;
     .    the Covered Person's minor children;
     .    any other relatives living in the Covered Person's household;
     . a trust in which the Covered Person has a beneficial interest, unless such person has no direct or indirect control over the trust;
     .    a trust as to which the Covered Person is a trustee;
     .    a revocable trust as to which the Covered Person is a settlor;
     .   a corporation of which the Covered Person is an officer, director or
          10% or greater stockholder; or
     . a partnership of which the Covered Person is a partner (including most investment clubs) unless the Covered Person has no direct or indirect control over the partnership.

2.   What is Material Information?

Trading on inside information is not a basis for liability unless the information is deemed to be material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities.

Although there is no precise, generally accepted definition of materiality, information is likely to be "material" if it relates to significant changes affecting such matters as:

     .    dividend or earnings expectations;
     .    write-downs or write-offs of assets;
     .    additions to reserves for bad debts or contingent liabilities;
     .    expansion or curtailment of company or major division operations;
     .    proposals or agreements involving a joint venture, merger, acquisition;
     .    divestiture, or leveraged buy-out;
     .    new products or services;
     .    exploratory, discovery or research developments;
     .    criminal indictments, civil litigation or government investigations;
     . disputes with major suppliers or customers or significant changes in the relationships with such parties;
     .    labor disputes including strikes or lockouts;
     .    substantial changes in accounting methods;
     .    major litigation developments;
     .    major personnel changes;
     .    debt service or liquidity problems;
     .    bankruptcy or insolvency;
     .    extraordinary management developments;
     .    public offerings or private sales of debt or equity securities;
     .    calls, redemptions or purchases of a company's own stock;
     .    issuer tender offers; or
     .    recapitalizations.

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Information provided by a company could be material because of its expected effect on a particular class of the company's securities, all of the company's securities, the securities of another company, or the securities of several companies. Moreover, the resulting prohibition against the misuses of "material" information reaches all types of securities (whether stock or other equity interests, corporate debt, government or municipal obligations, or commercial paper) as well as any option related to that security (such as a put, call or index security).

Material information does not have to relate to a company's business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

3.   What is Non-public Information?

In order for issues concerning insider trading to arise, information must not only be "material", it must be "non-public". "Non-public" information is information which has not been made available to investors generally. Information received in circumstances indicating that it is not yet in general circulation or where the recipient knows or should know that the information could only have been provided by an "insider" is also deemed "non-public" information.

At such time as material, non-public information has been effectively distributed to the investing public, it is no longer subject to insider trading restrictions. However, for "non-public" information to become public information, it must be disseminated through recognized channels of distribution designed to reach the securities marketplace.

To show that "material" information is public, you should be able to point to some fact verifying that the information has become generally available, for example, disclosure in a national business and financial wire service (Dow Jones or Reuters), a national news service (AP or UPI), a national newspaper (The Wall Street Journal, The New York Times or Financial Times), or a publicly disseminated disclosure document (a proxy statement or prospectus). The circulation of rumors or "talk on the street", even if accurate, widespread and reported in the media, does not constitute the requisite public disclosure. The information must not only be publicly disclosed, there must also be adequate time for the market as a whole to digest the information. Although timing may vary depending upon the circumstances, a good rule of thumb is that information is considered non-public until the third business day after public disclosure.

Material non-public information is not made public by selective dissemination. Material information improperly disclosed only to institutional investors or to a fund analyst or a favored group of analysts retains its status as "non-public" information which must not be disclosed or otherwise misused. Similarly, partial disclosure does not constitute public dissemination. So long as any material component of the "inside" information possessed by the Company has yet to be publicly disclosed, the information is deemed "non-public" and may not be misused.

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Information Provided in Confidence. It is possible that one or more directors, officers, or employees of the Company may become temporary "insiders" because of a duty of trust or confidence. A duty of trust or confidence can arise: (1) whenever a person agrees to maintain information in confidence; (2) when two people have a history, pattern, or practice of sharing confidences such that the recipient of the information knows or reasonably should know that the person communicating the material non-public information expects that the recipient will maintain its confidentiality; or (3) whenever a person receives or obtains material non-public information from certain close family members such as spouses, parents, children and siblings. For example, personnel at the Company may become insiders when an external source, such as a company whose securities are held by one or more of the accounts managed by an AGI Adviser, discloses material, non-public information to AGI Adviser's portfolio managers or analysts with the expectation that the information will remain confidential.

As an "insider", the Company has a duty not to breach the trust of the party that has communicated the "material, non-public" information by misusing that information. This duty may arise because an AGI Adviser has entered or has been invited to enter into a commercial relationship with the company, client or prospective client and has been given access to confidential information solely for the corporate purposes of that company, client or prospective client. This duty remains whether or not an AGI Adviser ultimately participates in the transaction.

Information Disclosed in Breach of a Duty. Analysts and portfolio managers at an AGI Adviser must be especially wary of "material, non-public" information disclosed in breach of corporate insider's duty of trust or confidence that he or she owes the corporation and shareholders. Even where there is no expectation of confidentiality, a person may become an "insider" upon receiving material, non-public information in circumstances where a person knows, or should know, that a corporate insider is disclosing information in breach of a duty of trust and confidence that he or she owes the corporation and its shareholders. Whether the disclosure is an improper "tip" that renders the recipient a "tippee" depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure. In the context of an improper disclosure by a corporate insider, the requisite "personal benefit" may not be limited to a present or future monetary gain. Rather, a prohibited personal benefit could include a reputational benefit, an expectation of a "quid pro quo" from the recipient or the recipient's employer by a gift of the "inside" information.

A person may, depending on the circumstances, also become an "insider" or "tippee" when he or she obtains apparently material, non-public information by happenstance, including information derived from social situations, business gatherings, overheard conversations, misplaced documents, and "tips" from insiders or other third parties.

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4.   Identifying Material Information

Before trading for yourself or others, including investment companies or private accounts managed by the Company, in the securities of a company about which you may have potential material, non-public information, ask yourself the following questions:

i. Is this information that an investor could consider important in making his or her investment decisions? Is this information that could substantially affect the market price of the securities if generally disclosed?

ii. To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in The Financial Times, Reuters, The Wall Street Journal or other publications of general circulation?

Given the potentially severe regulatory, civil and criminal sanctions to which you the Company and its personnel could be subject, any director, officer and employee uncertain as to whether the information he or she possesses is "material non-public" information should immediately take the following steps:

i. Report the matter immediately to a Compliance Officer or the Chief Legal Officer of the Company;

ii. Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by an AGI Adviser; and

iii. Do not communicate the information inside or outside the Company, other than to a Compliance Officer or the Chief Legal Officer of the Company.

After the Compliance Officer or Chief Legal Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication or will be allowed to trade and communicate the information.

5.   Penalties for Insider Trading

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include: civil injunctions, treble damages, disgorgement of profits, jail sentences, fines for the person who committed the violation of up to three times, the profit gained or loss avoided, whether or not the person actually benefited, and fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by the Company, including dismissal of the persons involved.

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Section II. Procedures to Implement the Policy Against Insider Trading

A.   Procedures to Implement the Policy Against Insider Trading

The following procedures have been established to aid the officers, directors and employees of an AGI Adviser in avoiding insider trading, and to aid an AGI Adviser in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of an AGI Adviser must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.

Trading Restrictions and Reporting Requirements

1. No employee, officer or director of the Company who is aware of material non-public information relating to the Company or any of its affiliates or subsidiaries, including Allianz AG, may buy or sell any securities of the Company, including Allianz AG, or engage in any other action to take advantage of, or pass on to others, such material non-public information.

2. No employee, officer or director of the Company who is aware of material non-public information which relates to any other company or entity in circumstances in which such person is deemed to be an insider or is otherwise subject to restrictions under the federal securities laws may buy or sell securities of that company or otherwise take advantage of, or pass on to others, such material non-public information.

3. No employee, officer or director of the Company shall engage in a securities transaction with respect to the securities of Allianz AG, except in accordance with the specific procedures published from time to time by the Company.

4. No employee shall engage in a personal securities transaction with respect to any securities of any other company, except in accordance with the specific procedures set forth in the Company's Code of Ethics.

5. Employees shall submit reports concerning each securities transaction in accordance with the terms of the Code of Ethics and verify their personal ownership of securities in accordance with the procedures set forth in the Code of Ethics.

6. Because even inadvertent disclosure of material non-public information to others can lead to significant legal difficulties, officers, directors and employees of the Company should not discuss any potentially material non-public information concerning the Company or other companies, including other officers, employees and directors, except as specifically required in the performance of their duties

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B.   Information Barrier Procedures

The Insider Trading and Securities Fraud Enforcement Act in the US require the establishment and strict enforcement of procedures reasonably designed to prevent the misuse of "inside" information. Accordingly, you should not discuss material non-public information about the Company or other companies with anyone, including other employees, except as required in the performance of your regular duties. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed; access to computer files containing material non-public information should be restricted.

C.   Resolving Issues Concerning Insider Trading

The federal securities laws, including the US laws governing insider trading, are complex. If you have any doubts or questions as to the materiality or non-public nature of information in your possession or as to any of the applicability or interpretation of any of the foregoing procedures or as to the propriety of any action, you should contact your Compliance Officer. Until advised to the contrary by a Compliance Officer, you should presume that the information is material and non-public and you should not trade in the securities or disclose this information to anyone.

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